Exhibit 4.1

     THIRD SUPPLEMENTAL INDENTURE, dated as of July 31, 2008, (this “Supplemental Indenture”), among The Bear Stearns Companies LLC (formerly, The Bear Stearns Companies Inc.) (the “Company”), JPMorgan Chase & Co. (the “New Obligor”) and The Bank of New York Mellon, as trustee (the “Trustee”), to the Indenture, dated as of May 31, 1991 (as amended by the First Supplemental Indenture, dated as of January 29, 1998, and the Second Supplemental Indenture, dated as of June 30, 2008, and as otherwise heretofore, amended, supplemented or modified, the “Indenture”), between the Company and the Trustee.

RECITALS

     WHEREAS, the Company has transferred, or shall simultaneously upon execution of this Supplemental Indenture transfer, all or substantially all of the assets of the Company to the New Obligor;

     WHEREAS, Section 9.1(a) of the Indenture permits, without the consent of any Holders of Securities, the Company, when authorized by a Board Resolution, and the Trustee to enter into a supplemental indenture to evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants and conditions of the Company in the Indenture and in the Securities contained;

     WHEREAS, the Trustee has received (i) an Opinion of Counsel to the New Obligor pursuant to Sections 1.2, 8.3 and 9.3 of the Indenture, (ii) a copy of the Board Resolutions authorizing the execution and delivery by the Company of this Supplemental Indenture and a copy of the resolutions of the Board of Directors of the New Obligor authorizing the execution and delivery by the New Obligor of this Supplemental Indenture and (iii) an Officers’ Certificate from each of the Company and the New Obligor pursuant to Sections 1.2 and 8.3 of the Indenture; and

     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the New Obligor in accordance with its terms have been done;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Obligor, the Company and the Trustee covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.     Defined Terms. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

2.     Assumption. The New Obligor hereby assumes the due and punctual payment of the principal of (and premium, if any), any interest on, and any Additional Amounts payable pursuant to Section 10.4 of the Indenture with respect to, all the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company.

3.     Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

4.     Jurisdiction. The parties hereto agree that any and all suits, actions and proceedings to enforce any and all rights or obligations relating to the subject matter of this Supplemental Indenture, or to resolve any dispute arising hereunder, shall be brought exclusively before the New York State or federal courts located in the State of New York, County of New York, and hereby consent to the jurisdiction of such courts. The parties hereto hereby waive any objection to venue of such suit, action or proceeding brought in such courts and any claim that any such suit, action, or proceeding has been brought in an inconvenient forum.

5.     Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS SUPPLEMENTAL INDENTURE.

6.     Effectiveness. This Supplemental Indenture shall be effective as of the date hereof.

7.     Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

8.     Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

9.     TIA. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act or deemed to be part of and govern any provision of this Supplemental Indenture, such required or deemed provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

10.     Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

11.     Trustee Makes No Representation. The recitals contained herein shall be taken as statements of the Company or the New Obligor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

THE BEAR STEARNS COMPANIES LLC

By: /s/ Michael Cavanaugh
Michael Cavanagh
President

JPMORGAN CHASE & CO.

By: /s/ Michael Cavanaugh
Michael Cavanagh
Executive Vice President and Chief Financial
Officer

THE BANK OF NEW YORK MELLON, AS
TRUSTEE

By: /s/ Timothy Casey
Name: Timothy Casey
Title: Assistant Treasurer